EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of AEON Global Health Corp. on Form S-8 (Nos. 333-197346, 333-179269, 333-23933, 333-65894, 333-91337,333-97965, 333-118338, 333-174347 and 333-221943), of our report dated September 25, 2018 on our audit of the consolidated financial statements as of June 30, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about September 25, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the company’s ability to continue as a going concern.

/s/ Rosenberg, Rich, Baker, Berman, P.A.

Somerset, New Jersey

September 25, 2018